Exhibit 99.1
Press Release
Business Objects to Host the Financial Community at the 2007 Insight Europe Analyst Day
May 17, 2007
SAN JOSE, Calif. and PARIS – May 17, 2007 –Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code: FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, will be hosting the 2007 Analyst Day on May 21, 2007, in conjunction with the Business Objects’ European Insight User Conference. John Schwarz, CEO, Bernard Liautaud, CSO, Chairman and founder, and Business Objects Executive Management will be leading the afternoon of presentations and dialogue with investors and analysts from both Europe and the Americas.
Presentations are scheduled to commence at 12:30 p.m. CST, 6:30 a.m. EST. A web cast of the company’s session will be available at www.businessobjects.com/company/investors. A replay will be available on the company’s web site following the event.
About Business Objects
Business Objects has been a pioneer in business intelligence (BI) since the dawn of the category. Today, as the world’s leading BI software company, Business Objects transforms the way the world works through intelligent information. The company helps illuminate understanding and decision-making at more than 43,000 organizations around the globe. Through a combination of innovative technology, global consulting and education services, and the industry’s strongest and most diverse partner network, Business Objects enables companies of all sizes to make transformative business decisions based on intelligent, accurate, and timely information.
Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
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The Business Objects logo, BusinessObjects, Crystal Reports, Crystal Decisions, Intelligent Question, and Xcelsius are trademarks or registered trademarks of Business Objects in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.
Business Objects Contacts
John Ederer
Vice President of Investor Relations
+1 408 953 6064
jederer@businessobjects.com
Nina Camera
Senior Manager, U.S. Investor Relations
Tel: +1 408 953 6138
nina.camera@businessobjects.com
Edouard Lassalle
Investor Relations Director, Europe
+33 1 41 25 37 51
elassalle@businessobjects.com